Exhibit 10.1

CASH RETENTION AWARD AGREEMENT

RECITALS

A.
Apollo Group, Inc. is implementing this special cash retention award to encourage key employees and officers of the Apollo Group, Inc. or one or more of its Subsidiaries (collectively “the Company”) to remain in the employ of the Company by providing Participants with the opportunity to earn a cash amount pursuant to the terms of this Cash Retention Award Agreement (“Agreement”) by remaining employed with the Company through the retention dates set forth in the Agreement.

B.	All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
AWARD SUMMARY
Cash Retention Award. The Company hereby awards to the Participant, as of the Award Date indicated below, a cash retention award (the “Award”) entitling the Participant to a cash amount that is earned if the Participant meets the Service-vesting requirements set forth in this Agreement. The dates on which the actual cash amount earned under the Award shall become payable and the remaining terms and conditions governing the Award, including the applicable Service-vesting requirements, shall be as set forth in this Agreement.

Participant:	NAME OF EXECUTIVE
Award Date:	October XX, 2012
Retention Bonus Amount:	The total cash amount of the Award that may become payable pursuant to this Agreement shall be $XXXXXX
Vesting Schedule:
The Award shall vest in two (2) successive equal annual installments. Fifty percent (50%) of the Award shall vest on September 15, 2013 and the remaining fifty percent (50%) on September 15, 2014, provided that the Participant remains continuously in Service with the Company through each such annual vesting date. There will be no pro-rata vesting of the Award.

1.
Limited Transferability. Prior to the actual payment of the Award, the Participant may not assign, transfer, pledge or otherwise encumber any interest in this Award or any cash amount that may become payable hereunder, and the Participant shall at all times remain a general creditor of the Company with respect to any amount that becomes payable pursuant to this Agreement. However, the Participant’s right to any portion of the Award that vests but otherwise remains unpaid at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may make such a beneficiary designation at any time by filing the appropriate form with the Company.

2.	Payment of Bonus Amount.

(a)
Each installment of the Award that vests and becomes payable to the Participant under this Agreement shall be paid within thirty (30) days following the applicable vesting date. The payment shall be subject to the Company’s collection of the applicable Withholding Taxes, and the

Participant shall only receive the net amount of the Award remaining after such Withholding Taxes have been collected.

(b)	Except as otherwise provided in Paragraphs 3 and 4, no portion of the Award shall be paid prior to the applicable vesting date for that portion of the Award.

3.
Change in Control. Should a Change in Control of the Company occur prior to September 15, 2014, any unvested portion of the Award will vest in full on an accelerated basis on the date the Change in Control is consummated and shall be paid to Participant on the effective date of the Change in Control, or as soon thereafter as administratively practicable, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the effective date of that Change in Control. The payment shall be subject to the Company’s collection of the applicable Withholding Taxes, and the Participant shall only receive the net amount of the Award remaining after such Withholding Taxes have been collected.

4.	Termination of Service

(a)
If the Participant’s Service with the Company is terminated as a result of an Involuntary Termination, then the Participant shall, upon satisfaction of the Release Condition set forth in Paragraph 4(b) below, vest in any unvested portion of the Award.   The portion of the Award that vests on such accelerated basis will be paid to the Participant within the sixty (60)-day period following the date of Participant’s Involuntary Termination; provided, however, that should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year.

(b)
The accelerated vesting of the unvested portion of the Award at the time of Participant’s Involuntary Termination shall be contingent upon Participant’s satisfaction of the following requirements (collectively the “Release Condition”): (i) Participant must execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days to the extent such longer period is required under applicable law) after the effective date of such Involuntary Termination, a comprehensive general release (in  the form provided by the Company at the time of such Involuntary Termination) releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other related parties from all claims that the Participant may have with respect to such parties relating to or arising from Participant’s employment with the Company and the termination of that employment relationship and containing such confidentiality, non-solicitation, non-disparagement and non-competition covenants as the Company deems satisfactory under the circumstances and (ii) such release must become effective and enforceable under applicable law after the expiration of any applicable revocation periods under federal or state law.

(c)
If the Participant’s Service with the Company terminates for any reason other than an Involuntary Termination, any portion of the Award that is unvested as of the date of such termination of Service will be forfeited.

5.	Code Section 409A

(a)
It is the intention of the parties that the provisions of this Agreement shall comply with the requirements of the short-term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

(b)	If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Code Section 409A, then the following provisions shall apply:

(i)
No amount which becomes payable under this Agreement by reason of Participant’s cessation of Service shall actually be paid to the Participant until the date of the Participant’s Separation from Service or as soon thereafter as administratively practicable, but in no event later than the later of (i) the last day of the calendar year in which such Separation from Service occurs or (ii) the fifteenth day of the third calendar month following the date of such Separation from Service.

(ii)
No amount which becomes payable under this Agreement by reason of the Participant’s Separation from Service shall actually be paid or distributed to the Participant prior to the earlier of: (A) the first day of the seventh (7th) month following the date of such Separation from Service or (B) the date of the Participant’s death, if the Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Company in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred amount shall be paid in a lump sum on the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of the Participant’s death.

(iii)
No amount to which the Participant becomes entitled under Paragraph 3 of this Agreement by reason of a Change in Control of the Company shall be paid to the Participant at the time of the applicable Change in Control event unless that transaction also as to the Participant qualifies as a change in control event under Code Section 409A and the Treasury Regulations thereunder. In the absence of such a qualifying change in control, the payment or distribution of such amount shall not be made until the effective date of a Change in Control that constitutes, as to the Participant, a qualifying a change in control event under Code Section 409A and the Treasury Regulations thereunder, or as soon as administratively practicable following the applicable event, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the date of that event.

6.
Compliance with Laws and Regulations. The payment of any portion of the Award to which the Participant becomes entitled under this Agreement shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto.

7.
Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices or shall be effected by properly addressed electronic mail delivery. Any notice required to be given or delivered to Participant shall be in writing and addressed to the Participant at the most recent address then on file for the Participant in the Human Resources Department of the Company. All notices shall be deemed effective upon personal or electronic delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

8.
Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant and the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

9.
Construction. All decisions of the Company with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

10.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona without resort to that State’s conflict-of-laws rules.

11.
Employment at Will. Nothing in this Agreement shall confer upon the Participant any right to remain in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause, subject to applicable law and the terms of any employment agreement.

12.	Nature of Award; No Entitlement; No Claim for Compensation. In accepting this Award, Participant acknowledges the following:

(a)
The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(b)
The amount of the Award paid to the Participant in any year will not create any contractual or other right for the Participant to receive the same or similar amounts in any future years under the Plan.

(c)	All decisions with respect to future awards, if any, will be at the sole discretion of the Compensation Committee of the Board.

(d)	Participant is voluntarily participating in the Award.

(e)
This Award and any amount paid pursuant to this Award shall not be treated as part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

13.
Entire Agreement. Except as otherwise specifically referenced herein, this Agreement constitutes the sole and entire agreement between the parties hereto with regard to the Award and supersedes any and all understandings and agreements made prior hereto, if any. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties hereto.

14.	Participant Acceptance. The Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any cash bonus amount be paid under this Agreement in the absence of such acceptance.

IN WITNESS WHEREOF, Apollo Group, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

APOLLO GROUP, INC.

By:
Title:

PARTICIPANT

APPENDIX A
DEFINITIONS
The following definitions shall be in effect under the Agreement:

A.	Agreement shall mean this Cash Retention Award Agreement.

B.	Apollo Group, Inc. shall mean Apollo Group, Inc., an Arizona corporation, and any successor corporation to Apollo Group, Inc. which shall by appropriate action adopt this Agreement.

C.	Award shall mean the cash amount that the Participant is eligible to earn under the terms of this Agreement through his or her continued Service.

D.	Change in Control shall, with respect to a Change in Control of the Company, have the meaning assigned to such term in Section 3.1(e) of the Apollo Group, Inc. 2000 Stock Incentive Plan.

E.	Code shall mean the Internal Revenue Code of 1986, as amended.

F.
Disability shall mean any illness or other physical or mental condition of the Participant that is permanent and continuous in nature and renders the Participant incapable of performing his or her customary and usual duties for the Company. The Company may require such medical or other evidence as it may deem necessary in order to judge the nature and permanency of Participant’s condition.

G.
Employee shall mean an individual who is in the employ of the Company, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

H.
Involuntary Termination shall mean the unilateral termination of the Participant’s employment by the Company for any reason other than a Termination for Cause; provided, however, in no event shall an Involuntary Termination be deemed to incur in the event the Participant’s employment terminates by reason of his or her death or Disability. In addition, an Involuntary Termination shall not be deemed to occur if a Participant’s employment is terminated by the Company by reason of the Participant’s failure to accept an alternate position offered by the Company if (i) the principal place of employment for such alternate position is less than 25 miles from his former principal place of employment with the Company; (ii) the Participant’s base pay in the alternate position is not less than ninety (90%) of the Participant’s base pay in the former position; or (iii) the Company has determined, in its sole discretion prior to the time the Participant is offered the alternate position, that the alternate position will not result in a material reduction in the Participant’s duties and responsibilities. The Company shall determine, in its sole discretion, all of the terms and conditions of a Participant’s alternate position, the time at which the alternate position is offered (which may be after the Participant’s employment has been severed), and the period the Participant has to consider the alternate position.

I.	Participant shall mean the person to whom the Award is made pursuant to the Agreement.

J.
Service shall mean the Participant’s performance of services for Apollo Group, Inc. (or any Subsidiary) in the capacity of an Employee. For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in an Employee capacity for Apollo Group, Inc. (or any Subsidiary) or (ii)

the entity for which the Participant performs services in an Employee capacity ceases to remain a Subsidiary of Apollo Group, Inc., even though the Participant may subsequently continue to perform services for that entity. Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that except to the extent otherwise required by law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

K.
Separation from Service shall mean Participant’s cessation of Employee status by reason of death, retirement or termination of employment. Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months. Any such determination as to Separation from Service shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

L.
Subsidiary shall, with respect to Apollo Group, Inc., mean any corporation (other than Apollo Group, Inc.) in an unbroken chain of corporations beginning with Apollo Group, Inc., provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

M.	Termination for Cause shall mean the termination of the Participant’s Service by the Company (or any Subsidiary employing the Participant) for one or more of the following reasons:

(i)	repeated dereliction of the material duties and responsibilities of his or her position with the Company (or any Subsidiary);

(ii)	misconduct, insubordination or failure to comply with the policies of the Company (or any Subsidiary employing the Participant) governing employee conduct and procedures;

(iii)	excessive lateness or absenteeism;

(iv)	conviction of or pleading guilty or nolo contendere to any felony involving theft, embezzlement, dishonesty or moral turpitude;

(v)	commission of any act of fraud against, or the misappropriation of property belonging to, the Company (or any Subsidiary);

(vi)
commission of any act of dishonesty in connection with his or her responsibilities as an Employee that is intended to result in his or her personal enrichment or the personal enrichment of his or her family or others;

(vii)	any other misconduct adversely affecting the business or affairs of the Company (or any Subsidiary); or

(viii)
a material breach of any agreement Participant may have at the time with the Company (or any Subsidiary employing Participant), including (without limitation) any proprietary information, non-disclosure or confidentiality agreement.

N.
Withholding Taxes shall mean income taxes, employment taxes, social insurance, payroll taxes, contributions, payment on account obligations or other amounts required to be withheld by the Company in connection with the vesting and payment of the Award.